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                                                                  EXHIBIT 10.25

                                CONTRACT BETWEEN
                              NEW IMAGE INDUSTRIES
                                      AND
                             LORAL FAIRCHILD CORP.
                                      FOR
                         INTRA-ORAL DENTAL X-RAY SYSTEM

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    This Contract is made and entered into by and between the New Image
Industries, Inc. 21218 Vanowen Street,. Conga Park, California 91303, a California corporation, (hereinafter called "Buyer") and Loral Fairchild Corp., Loral-Fairchild Imaging Sensors Division, a Delaware Corporation, having offices at 1801 McCarthy Blvd., Milpitas, California 95035 (hereinafter called Seller) for development of a Intra-Oral Dental X-Ray System.

    WITNESSETH:

    WHEREAS, Buyer and Seller are desirous of establishing a contractual relationship to produce Intra-Oral Dental X-Ray Systems (hereinafter called "X-Ray Systems") for diagnostic purposes; and

    WHEREAS, Buyer and Seller have defined a program, comprised of the manufacture of prototypes and production units and sale to Buyer of a quantity of X-Ray Systems; and

    WHEREAS, Seller will manufacture the prototype X-Ray Systems according to a mutually agreed specification as further defined below; and

    WHEREAS, Buyer will buy a quantity of Tan Thousand (10,000) X-Ray Systems at the price and on the terms as hereinafter agreed; and WHEREAS, Seller agrees to grant Buyer the option to buy an additional 10,000 X-Ray Systems at the price and on the terms as hereinafter agreed.

    NOW, THEREFORE, in consideration of the mutual agreements and the obligations of the parties hereinafter expressed, Buyer and Seller hereby agree as follows:

                                   ARTICLE 1
                                 CONTRACT SCOPE

    1.1 This Contract consists of these Terms and Conditions, and the Specification for the X-.Ray Systems, Attachment "A", attached hereto.

    1.2 Seller shall, pursuant to and in accordance with the provisions of this Contract, provide the engineering, manufacturing and other services required to develop the X-Ray

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System, comprised of a CCD intra-oral sensor, a controller board, and 1/0 software as described in Attachment "A".

    1.3 The Seller represents that it has conducted technical studies relating to the Buyer's requirements and that it can produce and deliver X-.Ray Systems meeting the requirements of the Specification.

                                   ARTICLE 2
                           DELIVERABLES AND SCHEDULE

    Seller shall deliver to Buyer ten (10) X-Ray System prototypes not later than 6 months after this agreement becomes fully effective- Buyer shall have four (4) weeks for acceptance testing and evaluation- Acceptance testing will be in accord with Seller's specification, Attachment "A", and a mutually agreed acceptance test procedure. The X-Ray System prototypes will be functional, but not be in final form, FIT and weight. Seller shall commence production deliveries not later than eight months after this Contract becomes fully effective.

                                   ARTICLE 3
                               PRICE AND PAYMENT

    3.1 For performance of this Contract, including the delivery of 10,000 production units, Buyer shall pay Seller the firm, fixed price of US $28,000,000 Dollars (the "Contract Price") and take delivery of all production units within 60 months of the date this Contract becomes fully effective.

    3.2 Buyer shall make an initial payment of US $250,000 to Seller within fifteen (15) days after the execution of this Agreement by both Buyer and Seller, which shall be applied to and liquidated on the production order of 10,000 units at the rate of $25 dollars per unit purchased from Seller.

    3.3 After the $250,000 initial payment, Buyer shall pay Seller US $2,775.00 Dollars for

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each of the 10,000 X-Ray Systems delivered by Seller to Buyer.

    3.4 Buyer will pay Seller $100,000 for production tooling for the redesigned sensor assembly mechanical housing and the electronic controller board. Buyer will be responsible for the design of the electronic controller board and agrees that the design to unit cost will not exceed two hundred dollars. Buyer will deliver the completed electronic board design to Seller not later than 3 months after this agreement becomes fully effective.

    3.5 Buyer shall have the option to purchase an additional 10,000 units, and Buyer shall pay US $2,800.00 Dollars for each of the 10,000 X-Ray systems delivered by Seller to Buyer. Buyer may exercise this option not later than 60 months after this Contract becomes fully effective.

    3.6 Seller agrees to allow Buyer 30 days for payment of all invoices from date of invoice, thereafter Seller's standard policy of 9% interest per annum and no discounts authorized will be applicable.

                                   ARTICLE 4
                                PRODUCTION ORDER

    4.1 Buyer agrees that of the 10,000 production units provided for in this Contract, Buyer's initial purchase order shall be for 1,500 units with a total price of $4,200,000 (1,500 units x $2,800 each), less the credit set forth in
Article 3.1 above of $25, for a per unit price of $2,775 for each unit delivered to Buyer. Buyer and Seller agree that delivery of all 1,500 initial purchase order units will be delivered to Buyer not later than 24 months after this Contract becomes fully effective.

    4.2 Buyer and Seller agree that if Buyer for any reason does not order and purchase all 10,000 production units provided for in this Contract, Seller shall be entitled to recover and Buyer will pay Sellers non-recurring costs of $200,000 which will be reduced by a credit of $20 for each production unit purchased by Buyer.

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    4.3 In addition to the provisions of 4.2 above, in the event Buyer cancels the initial purchase order of 1,500 units set forth IN 4.1 above,, Buyer shall pay Seller its :actual costs plus a reasonable profit which in no event shall exceed a maximum cancellation liability of $1.3 million dollars.

    4.4 For each future purchase order Buyer and Seller agree to negotiate a mutually acceptable maximum cancellation liability. Buyer agrees to use its best efforts to place future production orders in a manner to keep Seller's production continuous with no breaks in production and will further place -future production order in a minimum economic order quantity of 1,000 units.

    4.5 Buyer shall have the right to incorporate new product changes to the X-Ray System. Prior to the implementation of any product changes, Buyer and Seller will mutually agree on the changes to be implemented and any resulting costs or schedule impact to Seller.

    4.6 Buyer recognizes and agrees that it shall not sell the X-Ray Systems in Germany without the express written permission of Seller's, Licensor. Seller agrees, to the extent permitted by its License, to assist Buyer in securing Licensor's permission to sell X-Ray systems in Germany.

    4.7 Seller agrees it will not sell to third parties Buyer's unique package and controller board design as set forth in Exhibit "A" and will mark all units sold to Buyer with the required logo as required by Buyer. Buyer and Seller recognize and agree the Seller is free to sell to third parties other X-Ray Systems that incorporate any of the functional features of the X-Ray Systems sold to Buyer.

                                   ARTICLE 5
                                EXCUSABLE DELAYS

    5.1 Neither party shall be in default on account of, and neither party assumes any liability or responsibility for, consequences arising out of the interruption of its performance

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under this Contract by epidemics, fire, flood, unusually severe weather or any other extraordinary natural disturbances,, acts of God or of the Public enemy, acts of the United States Government, Buyer's government or a foreign government in its sovereign capacity, any civil commotion, riot, insurrection or hostilities, whether or not declared war, conditions that may adversely affect the safety of such party's personnel and/or equipment, restrictions due to quarantines, blockades, embargoes, unavailability of materials, severe and unforeseeable market shortages, or any other causes beyond the reasonable control of such-party, that arise Without the fault or negligence of such party, and that result in delay of performance hereunder. Any such delay resulting from such events shall be deemed excusable and shall be referred to herein as an "excusable delay". The party whose performance will be delayed by such events will use its best efforts to notify the other within thirty (30) days after the occurrence of such an event, and the cessation thereof.

    5.2 In the event an excusable delay results in the extending of any delivery Under this Contract by more than three hundred sixty-five (365) days, Buyer or Seller may terminate this Contract in whole or in part on account of such excusable delay, except that Seller shall be entitled to its cost without profit, provided, however, that Buyer may elect, within fifteen (15) days of receipt of a notice of termination by Seller, to cancel said notice of termination by effecting a change hereunder so as to redefine the Contract schedule. in said event, the parties shall agree to an equitable adjustment to compensate the Seller for damages sustained for delay or otherwise pursuant to this Article.

                                   ARTICLE 6
                            CONTRACT EFFECTIVE DATE

    6.1 This Contract shall become effective upon both parties execution of this Contract.

                                   ARTICLE 7
                                    DEFAULT

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In the event of material breach by either party of its obligations under this
Contract, the aggrieved party may, forty-five (45) days after giving written notice of the material breach, but is not required to, terminate this Contract for default in whole or in part, and may seek -whatever remedies may be available.

                                   ARTICLE 8
                                  ARBITRATION

    8.1 All claims between the parties hereto based upon any alleged breach of any of the substantive obligations created hereunder shall be finally settled by a board of three (3) arbitrators (the "Board") , all of whom-m shall be U.S. nationals and members of the Bar of the State of California actively engaged in the practice of law or members of the Federal judiciary, pursuant to the then rules and regulations of the American Arbitration Association.

    8.2 The arbitration proceedings shall be conducted in the English language in San Francisco, California.

    8.3 In rendering its award the Board shall determine the rights and obligations according to the substantive laws of the State of California (excluding conflict of laws principles), as though the Board were a court of the State of California. Any arbitration award shall be based on and accompanied by findings of fact and -conclusions of law, shall be conclusive AS TO facts so found and shall be confirmable by the United States District Court for the Northern District of California, if said award correctly applies the substantive laws of the State of California (excluding conflict of laws principles).

    8.4 The parties agree that any arbitration proceedings hereunder shall be conducted on a confidential basis, and subject to the security provisions of this Contract.

    8.5 Each party shall be responsible for its respective costs incurred in arbitration, except that costs and fees imposed by the Board for its fees and expenses shall be borne equally by the parties.

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    8.6 This Contract shall be governed by the laws of the State of California without reference to its choice of law rules.

                                   ARTICLE 9
                                    NOTICES

    Any notices required or permitted to be given hereunder may be given by personal delivery; first-class registered or certified mail, return receipt requested; or telegram, Telecopier, telex or TWX. Notices delivered personally shall be deemed given on delivery. Notices sent by mail shall be deemed given three (3) days after mailing in the United States, postage prepaid to the addressee, if mailed in accordance herewith. Notice by telegram, telecopier, telex or TWX shall be deemed given on the date transmitted. until changed by written notice given by either party to the other, the addresses of the parties for notice shall be as follows:

To Buyer:                           To Seller:
New Image Industries                Loral Fairchild Corp.
21218 Vanowen Street                Loral Fairchild Imaging Sensors Division
Conoga Park, CA 91303               1801 McCarthy Blvd.
Telecopier: (818) 702-8868          Milpitas, California 95034
Telephone: (818) 702-0285           Telecopier-. (408) 433-2661
                                    Telephone.- (408) 433-2500

Notices sent to other than the addressees specified above shall not be deemed effective for any contractual purpose- Deliverable data items shall be delivered to Buyer at its address set forth above until changed in accordance with this
Article 9.

                                   ARTICLE 10
                                PROPRIETARY DATA

    10.1 All specifications, technical data and information furnished to Buyer or Seller by the other in writing prior to the date of this Contract and all specifications, technical data and information to be furnished to Buyer or Seller by the other in the course of this Contract which IS clearly and conspicuously marked Proprietary Data will not be disclosed by Buyer or Seller to

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third parties. Buyer or Seller shall not be liable for disclosure of such data which (1) is or becomes available to the public from a source other than the receiving the party before or during the period of this Contract, (2) is released in writing by the transmitting party, (3) is lawfully obtained by the receiving party from a third party or parties, (4) the receiving party proves to the transmitting party's reasonable satisfaction was known by it prior to such disclosure, (5) is at any time developed by the receiving party completely independent of this Contract and subsequent to the completion of this Contract,
(6) becomes available to Buyer or Seller by inspection or analysis of products available in the market.

    10.2 Buyer or Seller shall not be liable for the inadvertent or accidental disclosure of such information marked as Proprietary, if such disclosure occurs despite the practice of exercising the same degree of care as either Buyer or Seller normally takes to preserve and safeguard its own proprietary information.

                                   ARTICLE 11
                                INDEMNIFICATION

    11.1 seller agrees to hold harmless, defend and fully indemnity Buyer against any and all claims, demands, actions or suits of whatsoever nature, by whomsoever asserted for personal injury death, property damage arising out of, or in connection with this Contract, which is the result Of Seller's negligence or willful act.

    11.2 Buyer agrees to hold harmless, defend and fully indemnify Seller against any and all claims, demands, actions or suits of whatsoever nature, by whomsoever asserted for personal injury, death, property damage arising out of, or in connection with this Contract , which is the result of Buyer's negligence or willful act. Notwithstanding any provision of this Contract to the contrary, Buyer will indemnify and hold Seller harmless for any product liability claims of any nature whatsoever for personal injury or death arising out of or in connection with the X-Ray Systems sold to Buyer.

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    11.3 Buyer and Seller agree that the hold harmless and indemnification provisions of Article 11 will survive the termination or completion of this Contract.

                                   ARTICLE 12
                                    WARRANTY

    X-Ray Systems and parts are warranted to be free of defects in material and workmanship under normal use and service when installed in accordance with specifications for a period of twelve (12) months from the date of shipment. In -the event of a breach of this warranty, the Buyer shall notify seller as to the nature and extent thereof, whereupon Seller may at its option either (a) replace or repair any defective parts upon the return of the same to seller postpaid by the Buyer or (b) replace defective system or parts- The warranty remedies described herein shall be the sole, exclusive and only remedies available to Buyer.

                                   ARTICLE 13
                        LIMITATION OF SELLER'S LIABILITY

    Seller's warranty does not extend to auxiliary equipment or assemblies manufactured, developed or supplied by others and sold as part of the equipment to be delivered hereunder. Such equipment or assemblies are warranted, if at all, only by the manufacturer, developer or supplier. Seller's warranty IS IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE and all other obligations on the part of seller. IN NO EVENT SHALL SELLER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES including but not limited to loss of profit or revenue, loss of use of the products or any associated equipment, damage to associated equipment, cost of capital, cost of substitute products or substitute facilities, down time costs, or claims of purchasers, customers for such damages, regardless of whether such damages arise out

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of breach of Contract, warranty or tort (including negligence).

                                   ARTICLE 14
                                    PATENTS

    14.1 Seller shall indemnify and hold Buyer harmless from all damages, liabilities and cost suffered or incurred by Buyer as a result of any claim or lawsuit alleging that the goods as sold (as distinguished from repaired) pursuant 'hereto infringe any United States Letters patent; provided, however, that if the goods are manufactured in accordance with the specifications furnished by Buyer and are not part of Seller's standard product line then Seller shall not be liable.

    14.2 Seller's indemnity does not apply to any claimed infringement arising from use of any of the goods in combination with other items not delivered hereunder where such infringements would not have occurred from the use of the goods alone. Except as provided in this paragraph, Seller makes no warranty that the goods will be delivered free from any claims of patent infringement of any third party.

                                   ARTICLE 15
                                RIGHTS OF SELLER

    Buyer and Seller agree Seller shall retain all patent and proprietary rights in the X-Ray System delivered to Buyer. Buyer and Seller further agree that Buyer shall not receive any license to Seller's patent and proprietary rights.

                                   ARTICLE 16
                                 MISCELLANEOUS

    16.1 The headings and titles to the articles of this Contract are inserted for convenience only And shall not be deemed a part hereof or affect the construction or interpretation of any

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provision hereof.

    16.2 No cancellation, modification, amendment, deletion, addition or other change in this Contract or any provision hereof , or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

    16.3 This Contract supersedes all other agreements, oral or written, heretofore made with respect to the subject hereof and the transactions contemplated hereby, and contains -the entire agreement of the parties.

    16.4 Any provision hereof prohibited by, or that is unlawful or unenforceable under, any applicable law of any jurisdiction, shall as to such jurisdiction be ineffective without affecting any other provisions of this Contract; provided, however, that if the provisions of such applicable law may be waived, they are hereby waived, to the end that this Contract be deemed to be a valid and binding agreement enforceable in accordance with its terms.

    16.5 FOB point is Seller's plant in Milpitas, California. Buyer shall bear risk of loss from and title to the X-Ray Systems shall pass to Buyer- upon delivery to Buyer at FOB point.

    16.6 Seller shall not assign its obligations under this Contract without the prior written consent of Buyer, which consent may not be unreasonably withheld.

    16.7 The provisions of this Contract shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns, but this provision shall riot be deemed to expand or otherwise affect the limitation on assignment and transfers set forth above, and no party is intended to or shall have any right or interest under this Contract, except as provided above.

    16.8 This Contract may be executed in several counterparts each of which shall be deemed to be an original and all such counterparts together shall constitute but one and the same

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instrument.

    16.9 Buyer shall be responsible to obtain any required regulatory approval or license for the X-Ray Systems.

    IN WITNESS      WHEREOF, the authorized representatives of the parties
hereto have executed this Contract on the dates set forth below.

NEW IMAGE INDUSTRIES                   LORAL FAIRCHILD CORP.
ORAL FAIRCHILD IMAGING
SENSORS DIVISION

BY:     /s/ Roger Leddington           BY:    /s/ Joseph Milelli
        ------------------------              --------------------------------
Title:  Chief Executive Officer        Title: Vice President & General Manager

Date:   March 3, 1995                  Date:  3/2/95
        ------------------------              --------------------------------
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